Exhibit 10.3

FORM OF

GLOBAL POWER EQUIPMENT GROUP INC.

NONQUALIFIED STOCK OPTION AGREEMENT

Notice of Stock Option Grant

Global Power Equipment Group Inc. (the “Company”), grants to the Grantee named below, in accordance with the terms of the Global Power Equipment Group Inc. 2011 Equity Incentive Plan (the “Plan”) and this Nonqualified Stock Option Agreement (this “Agreement”), an option (the “Stock Option”) to purchase the number of Shares at the exercise price per share (“Exercise Price”) as follows:

Name of Grantee:	Terence Cryan

Number of Shares:	122,000 Shares

Exercise Price:	$ per Share

Date of Grant:	March 23, 2015

Terms of Agreement

1.                                      Grant of Stock Option. Subject to and upon the terms, conditions, and restrictions set forth in the Plan and this Agreement, the Company hereby grants to the Grantee as of the Date of Grant this Stock Option to purchase the number of Shares at the Exercise Price as set forth above.  This Stock Option is intended to be a nonqualified stock option and shall not be treated as an “incentive stock option” within the meaning of that term under Section 422 of the Code.

2.                                      Vesting of Stock Option.  Unless and until terminated as hereinafter provided, the Stock Option shall vest and become exercisable as set forth in the vesting schedule below, provided that the Grantee shall have remained in the continuous employ of the Company or a Subsidiary through the applicable Vesting Date.

Shares for Which the Stock Option Vests	Vesting Date
32,000 Shares	Date of Grant
10,000 Shares	20th day of each month of June 2015 through February 2016

3.                                      Forfeiture of Stock Option.  To the extent that the Stock Option has not yet vested pursuant to Section 2 above, it shall be forfeited automatically without further action or notice if the Grantee ceases to be employed by the Company and its Subsidiaries prior to an applicable Vesting Date.

4.                                      Exercise of Stock Option.

(a)                                 To the extent that the Stock Option becomes vested and exercisable in accordance with this Agreement, it may be exercised in whole or in part from time to time by written notice to the Company or its designee stating the number of Shares for which the Stock Option is being exercised (which number must be a whole number and must be for at least 50 Shares), the intended manner of payment, and such other provisions as may be required by the Company or its designee.  The Stock Option may be exercised, during the lifetime of the Grantee, only by the Grantee, or in the event of his legal incapacity, by his guardian or legal representative acting on behalf of the Grantee in a fiduciary capacity under state law and court supervision.  If the Grantee dies before the expiration of the Stock Option, all or part of this Stock Option may be exercised (prior to expiration) by the personal representative of the Grantee or by any person who has acquired this Stock Option directly from the Grantee by will, bequest or inheritance, but only to the extent that the Stock Option was vested and exercisable upon the Grantee’s death.

(b)                                 The Exercise Price is payable (i) in cash or by certified or cashier’s check or other cash equivalent acceptable to the Company payable to the order of the Company, (ii) by surrender of Shares (including by attestation) owned by the Grantee having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price, (iii) a cashless broker-assisted exercise that complies with all Applicable Laws, or (iv) by a combination of the foregoing methods.

5.                                      Term of Stock Option.  The Stock Option will terminate on the earliest of the following dates:

(a)                                 Immediately upon termination of employment, if the Grantee’s employment is terminated (i) by the Company for “cause” (as defined in the Letter Agreement between Grantee and the Company dated March 20, 2015) (the “Letter Agreement”) or (ii) by the Grantee without having provided the Company with written notice of his intention to terminate at least 15 days in advance of the termination date specified by him; or

(b)                                 Midnight on the 5th anniversary of the Date of Grant.

6.                                      Delivery of Shares.  Subject to the terms and conditions of this Agreement, Shares shall be issuable to the Grantee as soon as administratively practicable following the date the Grantee (a) exercises the Stock Option in accordance with Section 4 hereof, (b) makes full payment to the Company or its designee of the Exercise Price and (c) makes arrangements satisfactory to the Company (or any Subsidiary, if applicable) for the payment of any required withholding taxes related to the exercise of the Stock Option.  The Grantee shall not possess any incidents of ownership (including, without limitation, dividend and voting rights) in the Shares until such Shares have been issued to the Grantee in accordance with this Section 6.

7.                                      Taxes and Withholding.  The Grantee is responsible for any federal, state, local or other taxes with respect to the exercise of the Stock Option and the delivery of Shares under this Agreement.  The Company does not guarantee any particular tax treatment or results in connection with the grant or exercise of this Stock Option.  To the extent the Company or any Subsidiary is required to withhold any federal, state, local, foreign or other taxes in connection with the delivery of Shares under this Agreement, then, except as otherwise provided below, the Company or Subsidiary (as applicable) shall retain a number of Shares otherwise deliverable hereunder with a value equal to the required withholding (based on the Fair Market Value of the Shares on the date of delivery); provided that in no event shall the value of the Shares retained exceed the statutory minimum amount of taxes required to be withheld or such other amount that will not result in a negative accounting impact. Notwithstanding the preceding sentence, the Grantee may elect, on a form provided by the Company and subject to any terms and conditions imposed by the Company, to pay or provide for payment of the required tax withholding.

8.                                      Transferability.  The Stock Option may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of by the Grantee; provided that the Grantee’s rights with respect to such Stock Option may be transferred by will or pursuant to the laws of descent and distribution. Any purported transfer or encumbrance in violation of the provisions of this Section 8 shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in such Stock Option.

9.                                      No Employment Contract.  Nothing contained in this Agreement shall confer upon the Grantee any right with respect to continuance of employment by the Company and its Subsidiaries, nor limit or affect in any manner the right of the Company and its Subsidiaries to terminate the employment or adjust the compensation of the Grantee.

10.                               Compliance with Law.  The Company shall make reasonable efforts to comply with all applicable federal and state securities laws and listing requirements with respect to the Stock Option; provided that, notwithstanding any other provision of this Agreement, and only to the extent permitted under Section 409A of the Code, the Company shall not be obligated to deliver any Shares pursuant to this Agreement if the delivery thereof would result in a violation of any such law or listing requirement.

11.                               Adjustments.  The Exercise Price and the number and kind of shares of stock covered by this Agreement shall be subject to adjustment as provided in Section 15 of the Plan.

12.                               Amendments.  Subject to the terms of the Plan, the Committee may modify this Agreement upon written notice to the Grantee. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto.  Notwithstanding the foregoing, no amendment of the Plan or this Agreement shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s consent unless the Committee determines, in good faith, that such amendment is required for the Agreement to either be exempt from the application of, or comply with, the requirements of Section 409A of the Code, or as otherwise may be provided in the Plan.

13.                               Severability.  In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

14.                               Relation to Plan.  This Agreement and the Plan contain the entire agreement and understanding of the parties with respect to the subject matter contained in this Agreement, and supersede all prior written or oral communications, representations and negotiations in respect thereto. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of the Stock Option.

15.                               Successors and Assigns.  Without limiting Section 8 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

16.                               Governing Law.  The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and the Grantee has also executed this Agreement, as of the Date of Grant.

GLOBAL POWER EQUIPMENT GROUP INC.

By:
Charles Macaluso, Chairman of the Board

The undersigned hereby acknowledges that he is familiar with the terms and provisions of the Plan and hereby accepts the Stock Option on the terms and conditions set forth herein and in the Plan.

Terence Cryan